Exhibit 10.18

Sears Holdings Management Corporation 3333 Beverly Road Hoffman Estates, IL 60179	Sears Hometown and Outlet Stores, Inc. 3333 Beverly Road Hoffman Estates, IL 60179

August 28, 2012

Mr. William Bruce Johnson

1310 N Astor Street

Chicago, IL 60610

Dear Bruce,

On behalf of Sears Hometown and Outlet Stores, Inc. (“SHO”), we are pleased to extend to you our offer to be Chief Executive Officer and President of SHO. This letter restates and amends the terms of the August 20, 2012 offer letter, to which amendments you, SHO and Sears Holdings Corporation (“SHC”) have mutually hereby agreed. This restated offer letter is contingent upon the completion of SHC’s spin-off of SHO (“Spin-off”) and subject to the additional contingency listed below.

The key elements of your employment and compensation package are as follows:

•	Upon the Spin-off, you will be transferred to and become an employee of SHO.

•	Annual Base Salary—$1,000,000.

•	Annual Incentive Plans

•

With respect to your participation under the Sears Holdings Corporation Annual Incentive Plan (“SHC AIP) for the 2012 fiscal year, upon the Spin-off your participation in the 2012 SHC AIP will transition to a new annual incentive plan sponsored by SHO as follows:

•

For the 1st and 2nd fiscal quarters of 2012, the portion of your target incentive award that is based on the quarterly SHC EBITDA measure (25%) will be determined based on year-to-date results. The performance at the end of these two quarters will be compared to the plan goals and if any payout has been earned, it will be paid to you by SHO under the new Sears Hometown and Outlet Stores, Inc. Annual Incentive Plan (“SHO AIP”) in April 2013, provided that you are actively employed by SHO as of the payment date. The SHC EBITDA gate will continue to need to be attained before any payout is earned. The quarterly SHC EBITDA measure will not be a component of your 2012 annual incentive for the 3rd and 4th fiscal quarters of 2012. Instead, the 25% weighted incentive based on the quarterly SHC EBITDA measure for the 3rd and 4th fiscal quarters of 2012 will be converted to a new measure of SHO EBITDA under the 2012 SHO AIP.

•

For the performance period prior to the date of the Spin-off and with respect to the annual portion of your target incentive that is currently based on the Auto, Hometown, and Outlet BOPs (75%), the 40% weight based on the Hometown and Outlet BOPs will be converted to a new measure of SHO EBITDA under the 2012 SHO AIP. The 35% weight based on Auto BOP, will be based on year-to-date results at the time of Spin-off and will apply to the full 2012 fiscal year.

William A. Powell

August 28, 2012

•

The liability for any of the above incentive payments will be assigned and assumed by SHO upon the Spin-off. Accruals relating to the annual measures will be transferred upon the Spin-off and accruals relating to the quarterly SHC EBITDA measure will not be transferred until a determination has been made that the SHC EBITDA has been attained.

•

You will be eligible to participate in the Sears Hometown and Outlet Stores, Inc. Annual Incentive Plan (SHO AIP) with an annual incentive opportunity of 100% of your base salary following fiscal 2012. For the period between the effective date of the Spin-off and the end of fiscal 2012, your target annual incentive will be 65% of your base salary applicable to the period and will be based on a SHO EBITDA after the Spin-off.

•

SHO AIP EBITDA targets and thresholds will be based on the valuation and profit conversion of combined SHC HTS and Outlet BOPs. Final 2012 targets and thresholds for the SHO AIP will be approved by SHO Board of Directors.

•

Any incentive payable under the SHO AIP with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed by SHO as of the payment date. Payouts will be pro-rated pending actual date of Spin-off. Further details regarding your 2012 SHO AIP target award will be provided to you following the approval of the 2012 SHO AIP.

•	Long-Term Incentive Plans

•

Participation in the Sears Hometown and Outlet Stores, Inc. Long-Term Incentive Program (“SHO LTIP”). You will first become eligible to participate in a SHO LTIP starting with the 2012 SHO LTIP with a target incentive percentage of 200% of base salary (at the time of the LTIP award) when finalized and approved. 2012 targets and thresholds under the SHO LTIP will be based on SHO 3-year valuation and profit projections and approved by the SHO Board of Directors. Further details regarding your 2012 target award under the SHO LTIP will be provided to you following the approval of the 2012 SHO LTIP. SHO, like SHC, intends to provide annual LTIP awards to its executives.

•

With respect to your participation in the outstanding Sears Holdings Corporation Long-Term Incentive Programs (“SHC LTIPs”), you currently participate in the 2010 and 2011 SHC LTIPs with a target incentive percentage of 200% of base salary (at the time of the LTIP award) under each. Upon the Spin-off, your participant in these programs will transition as follows:

•

Your participation under 2010 and 2011 SHC LTIPs will be closed out as of the effective date of the Spin-off and any incentive that may become payable (as explained below) will be payable under the SHO LTIP. The accruals and liability for these payments will be assigned to and assumed by SHO upon the Spin-off.

•

For the 2010 SHC LTIP, performance to date from fiscal year 2010 through the 2nd fiscal quarter end of 2012 will be determined and based on year-to-date results. If any incentive has been earned, it will be payable to you under the SHO LTIP in April 2013, in accordance with the terms of the SHO LTIP (which will have terms substantially similar to the SHC LTIP), as long as you are actively employed by SHC or SHO, as applicable, as of the payment date.

•

For the 2011 SHC LTIP, performance to date from fiscal year 2011 through the 2nd fiscal quarter end of 2012 will be determined and based on year-to-date results. If any incentive has been earned, it will be payable to you under the SHO LTIPT in April 2014, in accordance with the terms of the SHO LTIP (which will have terms substantially similar to the SHC LTIP), as long as you are actively employed by SHC or SHO, as applicable, as of the payment date.

William A. Powell

August 28, 2012

•	Any payout of these amounts will be pro-rated based on the number of eligible days worked at SHC and SHO, as applicable, during the performance period for each LTIP.

•	Unvested Restricted Stock and Cash Awards

•	Prior to effective date of the Spin-off, you received the following restricted stock (“RS”) and cash awards from SHC that are currently unvested.

				RS Award	RS Current
		RS Grant	Shares	Value (at	Value
Grant Date	Vest Date	Value/Share	Granted	grant)	($55/share)	Cash Rights
04/06/2010	04/06/2013	$108	10,000	$1,079,100	$550,000	$9,289
04/06/2010	04/06/2014	$108	10,000	$1,079,100	$550,000	$9,289

•	Because under their terms these awards would forfeit upon the Spin-off, these awards will be transitioned as follows:

•

In place of your forfeited RS awards, upon the effective date of the Spin-off, you will receive an equivalent cash retention award from SHO, which will continue under the same (remaining) vesting schedule as the award it is replacing. Equivalent value will be determined based upon the market closing price of SHC shares on the day before the effective date of the Spin-off. That closing price will be multiplied by the number of shares for each award to arrive at the dollar value of the cash retention award.

•

In place of your Cash Rights identified in the chart above (issued in connection with the Spin-off of Orchard Supply Hardware Stores Corporation), and any cash awards issued with respect to your unvested RS awards in connection with this Spin-off, you will receive cash retention awards from SHO, equal to the same amount as these awards and subject to the same (remaining) vesting schedule as the awards they are replacing.

•

Each of these cash retention awards will be payable by SHO, provided you remain employed by SHO through the vesting date for the applicable award. Notwithstanding the foregoing, with respect to the remaining shares of restricted stock you were granted on April 6, 2010 (which grant vests on a graduated basis;  1/4 on each of the first four anniversaries of the grant date), if your employment is involuntarily terminated (other than for Cause, death or Disability, as such capitalized terms are defined in the Executive Severance Agreement, referred to below), as of such termination date you will be deemed to have vested in any portion of the replacement cash retention awards that replace this restricted stock grant and that you were scheduled to vest during the fifteen (15) months immediately following such termination date .

•	Executive Severance Agreement

•

Your current Executive Severance Agreement (“Agreement”) with SHC will be assigned to and assumed by SHO effective as of the Spin-off in accordance with Section 20 of the Agreement. Therefore, if post-Spin-off your employment with SHO is terminated by SHO (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement), you will receive twelve (12) months of salary continuation, based on your base salary at the time of termination plus a target bonus (equivalent to your target bonus for the year of termination or if such target bonus has not been set, equivalent to the target bonus for

William Bruce Johnson

August 28, 2012

the year immediately preceding the year of termination), subject to mitigation. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for twelve (12) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement. A copy of your fully executed Agreement is enclosed for your information.

•	Other

•

Upon the Spin-off, SHO will assume and continue to provide you with the use of company-furnished ground transportation for travel between your residence in the Chicago metropolitan area and SHO’s corporate headquarters in Hoffman Estates, Illinois consistent with the ground transportation benefit you were awarded by the Compensation Committee of the Board of Directors of SHC as outlined in a letter dated April 5, 2010. The aggregate incremental cost will continue to be imputed income to you and you will be responsible for any related taxes. Upon the transfer of your employment from SRC to SHO, SHO will assume and continue to provide this benefit.

•

On a fiscal year basis, you will continue to be eligible to receive four (4) weeks paid vacation. Added to this, you will qualify for six (6) paid National Holidays each year. You also will be eligible for up to four (4) personal days per year.

•

Upon the Spin-off, you will continue to be eligible to participate in all retirement, health and welfare programs made available or sponsored by SHO on a basis no less favorable than other SHO executives at your level, in accordance with the applicable terms, conditions and availability of those programs. These benefits will be provided under SHC benefit programs during a benefits transition period, and thereafter SHO intends to sponsor or make available substantially similarly benefit programs.

Bruce, we are excited about the important contributions you will make to this new independent, public company upon the Spin-off and look forward to your acceptance of our restated offer. If you need additional information or clarification, please call.

This restated offer will expire if not accepted within one week from the date of this letter.

Sincerely,

Sears Holdings Management Corporation	Sears Hometown and Outlet Stores, Inc.

/s/ Dean Carter	/s/ Robert A Riecker
Dean Carter	Robert A Riecker
Chief Human Resources Officer, SHMC	Interim Financial Officer

Enclosure

Accepted:

/s/ W. Bruce Johnson	8/28/12
William Bruce Johnson	Date